Exhibit 10.11

Amendment No. 1

Lincoln National Corporation

Deferred Compensation & Supplemental/Excess Retirement Plan

(As Amended and Restated Effective January 1, 2020)

The Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (the “Plan”) is amended effective as of the dates noted below, by:

1.	Amending Section 2.2(a) and (b) of the Plan, effective January 1, 2021, to read as follows:

“(a)employees who have an Annual Salary of at least $215,000, determined as of the applicable dates designated by the Benefits Administrator;

(b)newly hired employees whose starting Annual Salary is at least $215,000;”

2.	Amending the first paragraph of Section 4.3 of the Plan, effective January 1, 2021, to read as follows:

“4.3 Stock Unit Investment Option.  Cash will be issued in settlement of a Participant’s investment in the Stock Unit Investment Option upon distribution of the Participant’s Account pursuant to Article 7 below.  The Company reserves the right to eliminate, change or add any Investment Option from the Plan, including the Stock Unit Investment Option, as any time.”

3.	Amending Section 7.11 of the Plan, effective December 31, 2020, to read as follows:

"7.11Permitted Delays.  Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Compensation Committee’s reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided, that any payment delayed pursuant to this Section 7.11 shall be paid in accordance with Code section 409A.”

4.	In all other respects, said Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the President and Chief Executive Officer of the Company has executed this Amendment this 22nd day of December 2020.

LINCOLN NATIONAL CORPORATION

/s/ Dennis R. Glass___________________

By:  Dennis R. Glass

Its:   President and Chief Executive Officer